UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2015

Integral Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-28533	98-0163519
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

805 W. Orchard Drive, Suite 7
Bellingham, Washington  98225
(Address of principal executive offices)

Registrant’s telephone number, including area code: (360) 752-1982

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 6, 2015, Integral Technologies, Inc.’s (the “Company” or “Integral”) Board of Directors elected Jeffrey Babka to the Board of Directors and appointed Mr. Babka to serve as the Chairman of the Company’s Audit Committee.  Mr. Babka currently serves as Chief Financial Officer of  NOMi, an in store analytics firm.  Prior to his position at NOMi, Mr. Babka served as Chief Financial Officer of Applied Predictive Technologies, a cloud-based predictive analytics company, which was acquired by MasterCard Inc. in May 2015.   Mr. Babka has over 40 years of experience in financial and operational management of public/private companies, with a specific focus in the technology, software and telecommunications sectors.

Mr. Babka will be entitled to receive the standard compensation for service as a director and shall receive an additional retainer for his service as Chairman of the Audit Committee.  Specifically, Mr. Babka will receive an annual retainer of $25,000 for service as a director and an additional $10,000 for service as Chairman of the Audit Committee.  In addition, Mr. Babka will receive an annual common stock grant of 20,000 restricted shares which vests equally over four years and will receive an additional annual common stock grant of 25,000 restricted shares which vests immediately in connection with Mr. Babka’s service as Audit Committee Chairman.   Mr. Babka will stand for re-election at the next Annual Meeting of Stockholders.  There are no understandings or arrangements between Mr. Babka and any other person pursuant to which he was selected as a director.

A press release announcing the election of Mr. Babka as a director, as described above, is attached as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	News release dated July 7, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    July 7, 2015

INTEGRAL TECHNOLOGIES, INC.

By: /s/Doug Bathauer
Name: Doug Bathauer
Title: Chief Executive Officer